Exhibit 99.1

Gran Tierra Energy Inc. Provides Operations and Financial Update

•	Achieved Third Quarter 2021 Average Production of Approximately 29,000 BOPD, Up 26% from Prior Quarter

•	Increased Current Average Production[1] to Approximately 30,600 BOPD, Highest Since February 2020

•	Paid Down Credit Facility Balance To $140 Million

CALGARY, ALBERTA, October 13, 2021, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced an operations and financial update. All dollar amounts are in United States dollars and all production volumes are on a working interest before royalties (“WI”) basis and are expressed in barrels (“bbl”) of oil per day (“BOPD”), unless otherwise stated.

Key Highlights:

•	Production: Gran Tierra’s average production for various time periods is outlined in the table below:

Average Production (BOPD)	Acordionero	Costayaco	Moqueta	Suroriente	Other	Total Company
Third Quarter 2020	9,696	4,949	2,051	805	1,443	18,944
Fourth Quarter 2020	9,732	4,363	2,530	2,851	2,431	21,907
First Quarter 2021	12,681	4,190	2,304	2,752	2,536	24,463
Second Quarter 2021	14,793	3,206	1,774	1,058	2,204	23,035
Third Quarter 2021	14,427	6,292	2,321	3,513	2,404	28,957
Current Average Production[1]	14,849	7,144	2,277	4,189	2,120	30,579

1 Approximate average production over the period from October 1, 2021 to October 11, 2021.

◦	As announced on May 17, 2021, a number of blockades across Colombia impacted several key transportation routes, resulting in the temporary shut-in of some of Gran Tierra’s wells and oil fields during the second quarter of 2021.

◦	The blockades were not directed at Gran Tierra, but caused the Company to temporarily curtail production during May and June 2021. As a result, approximately 597,000 bbl of oil production were deferred during the second quarter of 2021. Gran Tierra does not expect any negative impact on the Company's oil reserves due to this deferral.

◦	As announced on July 12, 2021, the Colombian government successfully negotiated the end of blockades affecting Gran Tierra’s operations, which allowed the Company to restore its oil production throughout its entire Colombian portfolio. During the third quarter of 2021, Gran Tierra achieved an average production rate of approximately 29,000 BOPD, the Company’s highest average rate since the first quarter of 2020. The Company’s current average production[2] is even higher at approximately 30,600 BOPD.

◦	Gran’s Tierra’s average production during the third quarter of 2021 was up 26% from the second quarter of 2021 and up 53% from the third quarter of 2020.

•          Credit Facility Balance:

◦	As of September 30, 2021, the Company had paid down its credit facility balance by $25 million to $150 million, compared to balance of $175 million as of June 30, 2021 and $190 million as of December 31, 2020.

◦	As of October 8, 2021, the Company paid down its credit facility balance by an additional $10 million to $140 million.

•	Financial Covenants

◦	As of October 1, 2021, Gran Tierra has exited the financial covenant relief period, which provided relief from compliance with the ratio of Total Debt[3] to EBITDAX[3] from June 1, 2020, to October 1, 2021, pursuant to an amendment to the Company’s credit facility between the Company and the syndicate of lenders party thereto which had gone into effect on June 1, 2020.

◦	Gran Tierra expects to be in full compliance with all financial covenants under its credit facility on December 31, 2021.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “After the challenges with blockades during the second quarter of 2021, we are very proud of how our teams safely and diligently ramped operations back up throughout our Colombia portfolio. During the third quarter of 2021, with production back up to an average level of approximately 29,000 BOPD and an average Brent oil price of $73.23/bbl, Gran Tierra was able to further strengthen its balance sheet. The fourth quarter of 2021 is off to an even stronger start with the Company’s average current production2 at approximately 30,600 BOPD and Brent2 averaging $81.74/bbl, which has allowed us to pay down Gran Tierra’s credit facility balance to $140 million as of October 8, 2021, down $50 million from a balance of $190 million as of December 31, 2020.

With production restored, a successful 2021 drilling program, strong world oil prices and a strengthened balance sheet, we are very excited about the fourth quarter of 2021 and all of 2022.”

Operations Update

•	Acordionero Oil Field (100% WI)

◦	When necessary, a workover rig was deployed during the third quarter of 2021 to restore existing wells to production if they went offline.

◦	Gran Tierra believes its prudent reservoir management of Acordionero’s waterflood has allowed the Company to restore this field’s production to an average level of 14,427 BOPD in the third quarter of 2021, up 49% from one year ago, and the highest quarterly average production since the fourth quarter of 2019.

◦	Acordionero’s current average production[2] is 14,849 BOPD.

•	Costayaco Oil Field (100% WI)

◦	In March 2021, Gran Tierra commenced its infill development drilling campaign to drill 3 oil producers; this drilling program was the first in Costayaco since November 2019.

◦	The CYC-42 and CYC-43 infill oil wells were drilled during March and April of 2021 and the CYC-44 infill oil well was drilled in late April 2021.

◦	All three of these successful new oil wells started production during the third quarter of 2021 and drove a significant increase in Costayaco’s average production to 6,292 BOPD during the third quarter of 2021, up 50% from 4,190 BOPD in the first quarter of 2021.

◦	Costayaco’s current average production[2] is even higher at 7,144 BOPD.

•	Moqueta Oil Field (100% WI)

◦	During the third quarter of 2021, Gran Tierra completed a budgeted workover program that was designed to optimize Moqueta’s waterflood, which may potentially increase the field’s ultimate oil recovery.

•	Suroriente Block (52% WI and Operator)

◦	At the Cohembi oil field in the Suroriente Block, a facility expansion program is progressing, which is expected to allow additional production to be brought online in the fourth quarter of 2021.

◦	During the third quarter of 2021, a workover rig was deployed to run larger pumps in some oil wells.

◦	The Suroriente Block’s average WI production during the third quarter of 2021 was 3,513 BOPD, the highest average WI quarterly rate since the fourth quarter of 2019.

◦	Suroriente’s current average production[2] is even higher at 4,189 BOPD.

2 Approximate average production and Brent oil price over the period from October 1, 2021 to October 11, 2021.

3 These non-GAAP measures are defined in the Credit Agreement, dated as of September 18, 2015, by and among Gran Tierra Energy Inc., Gran Tierra Energy International Holdings Ltd., the Bank of Nova Scotia, Societe Generale and the lenders party thereto, as amended (the “Credit Agreement”). The Credit Agreement and all amendments thereto are available as exhibits to Gran Tierra’s SEC filings. Total Debt means all debt of Gran Tierra and its subsidiaries party to the credit facility on a consolidated basis. EBITDAX means the sum of consolidated net income plus the following expenses or charges to the extent deducted from consolidated net income: interest, income taxes, depreciation, depletion, amortization, exploration expenses and other similar noncash charges, minus all noncash income added to consolidated net income.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). The use of the words “expect”, “plan”, “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “measures taken to” and “believes”, derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s strategies related to drilling and operation activities, expectations regarding reservoir prospects and production amounts, future well results (including initial oil production rates and productive capacity based on past performance) and operating and general and administrative costs, production guidance for 2021, the impact of the Company’s COVID-19 protocols, the Company’s expectations as to debt repayment, financial covenant compliance and its positioning for 2021 and 2022. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: the unprecedented impact of the COVID-19 pandemic and the actions of OPEC and non-OPEC countries and the procedures imposed by governments in response thereto; disruptions to local operations; the decline and volatility in oil and gas industry conditions and commodity prices; the severe imbalance in supply and demand for oil and natural gas; prices and markets for oil and natural gas are unpredictable and volatile; the accuracy of productive capacity of any particular field; the timing and impact of any resumption of operations; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity or local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives (including a reduction of the capital program); the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra's periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the Securities and Exchange Commission. These filings are available on the Securities and Exchange Commission website at http://www.sec.gov and on SEDAR at www.sedar.com.

The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management's experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra's control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. In particular, the unprecedented nature of the current economic downturn, pandemic and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra’s business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Presentation of Oil and Gas Information

Barrels of oil equivalent (“BOE”) have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is no precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of "oil pay" or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.